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                         GENERAL ATLANTIC PARTNERS, LLC
                    c/o General Atlantic Service Corporation
                                3 Pickwick Plaza
                          Greenwich, Connecticut 06830


                                                                    May 28, 1999

PERSONAL AND CONFIDENTIAL
-------------------------

Tickets.com, Inc.
4675 MacArthur Court
Suite 1400
Newport Beach, California 92660
Attn:    Thomas Gimple
         John Markovich

Ladies and Gentlemen:

         This letter (this "Letter") sets forth the binding agreement and commitment of General Atlantic Partners, LLC ("GAP") to make through affiliated limited partnerships (such limited partnerships, together with GAP, "General Atlantic") an equity investment in Tickets.com, Inc. (the "Company"), on the following terms and conditions (the "Transaction").

1. Investment; Warrants. Subject to Sections 3 and 7 below, in the event that the Company reasonably requires capital to fund the working capital reasonably necessary to enable the Company to satisfy and discharge its liabilities as such liabilities become due and payable, General Atlantic agrees and commits to purchase from the Company at a price per share of $2.25, newly issued shares of convertible preferred stock of the Company (the "Preferred Stock") for an aggregate purchase price of up to $12 million. In order to induce General Atlantic to enter into this Letter and commit such capital, the Company hereby grants to General Atlantic warrants (the "Warrants") to purchase 500,000 shares of common stock of the Company (the "Common Stock") at an exercise price of $2.25 per share.

         (a) Preferred Stock. The Preferred Stock shall have the same rank, dividend, voting, anti-dilution and other rights and preferences as the Series D Convertible Preferred Stock, par value $.0001 per share, of the Company.

         (b) Warrants. The Warrants shall have a term of 10 years and include anti-dilution provisions customary for transactions of this nature and reasonably acceptable to General Atlantic.

2. Additional Investors. GAP and the Company covenant and agree that each of the stockholders of the Company entitled to preemptive rights with respect to the Transaction, pursuant to Section 4 of the Third Amended and Restated Stockholders Agreement, dated as of May 17, 1999 (the "Stockholders Agreement"), among the Company and the parties set forth on Schedule I thereto, shall be entitled to exercise such preemptive rights and commit to purchase its applicable percentage (as determined in accordance with Section 4.2 of the

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         Stockholders Agreement) of the Preferred Stock and the Warrants until
         5:00 p.m., PDT, on June 4, 1999. If any such stockholder does not exercise or waive in writing such preemptive rights on or prior to such date, then the Company shall obtain from such stockholder a written waiver of its rights under the Stockholders Agreement with respect to the Transaction.

3. Termination. This Letter shall terminate and be of no further force or effect, and General Atlantic shall have no obligations hereunder, upon the earlier to occur of (a) the closing of the Company's initial public offering of shares of Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, and (b) March 31, 2000. In the event of a termination pursuant to this
         Section 3, neither the Company nor General Atlantic shall have any liability for any damages whatsoever with respect to such termination; provided, however, that notwithstanding the foregoing, Section 4 below shall survive such termination.

4. Expenses. The Company shall pay all of General Atlantic's transaction-related legal expenses in connection with this transaction.

5. Warrant Agreements. As soon as practicable after the date hereof, but in any case no more than 10 business days after the date hereof, (a) the Company shall execute and issue to General Atlantic the Warrants, in form and substance reasonably satisfactory to the Company and General Atlantic, and the Company and General Atlantic shall enter into such additional agreements, containing customary representations, warranties, covenants and indemnities, as are reasonably necessary to evidence the issuance of the Warrants pursuant to Section 1 of this Letter, (b) the Stockholders Agreement shall be amended to grant General Atlantic the same first offer, tag-along rights, preemptive and other rights with respect to its Warrants and the shares of Common Stock issuable upon exercise of the Warrants that General Atlantic currently enjoys with respect to its other shares of capital stock of the Company and (c) the Fourth Amended and Restated Investor Rights Agreement, dated as of May 17, 1999 (the "Investor Rights Agreement"), among the Company and the parties set forth on Schedule I thereto shall be amended to grant General Atlantic the same registration rights with respect to the shares of Common Stock issuable upon exercise of the Warrants that General Atlantic currently enjoys with respect to its other shares of capital stock of the Company

6. Disclosure. From and after the date hereof, each of General Atlantic and the Company agrees that it shall make no written or other public disclosures regarding the Transaction or regarding the parties hereto to any individual or organization without the prior written consent of the other party, provided that such disclosure may be made (i) to agents, banks, shareholders, employees and representatives of the parties hereto and (ii) in the Company's registration statement with respect to its initial public offering of shares of Common Stock to be filed with the Securities and Exchange Commission if the Company's counsel reasonably determines that such disclosure is required under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

7. Conditions. This Letter is subject to (i) the negotiation of a definitive stock purchase agreement governing the transactions contemplated by this Letter, in form and substance reasonably satisfactory to the Company and General Atlantic, containing representations, warranties, covenants and indemnities customary for transactions of this nature; (ii) the

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         amendment of the Stockholders Agreement granting General Atlantic the same first offer, tag-along rights, preemptive and other rights with respect to its Preferred Stock that General Atlantic currently enjoys with respect to its other shares of capital stock of the Company; (iii) the amendment of the Investor Rights Agreement granting General Atlantic the same registration rights with respect to the shares of Common Stock issuable upon conversion of the Preferred Stock that General Atlantic currently enjoys with respect to its other shares of capital stock of the Company; and (iv) any governmental or third party consents, if any.

8. No Brokers. The Company represents and warrants that it has incurred no liability for any brokerage fees, agents' fees, commissions or finders' fees in connection with this Letter or the consummation of the transactions contemplated hereby.

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         If the terms of this Letter are acceptable to the Company, please so indicate on the enclosed copy of this letter and return it to the undersigned.

                                                  Yours sincerely,

                                                  General Atlantic Partners, LLC


                                                  By:  /s/ WILLIAM E. FORD
                                                     ---------------------------
                                                     Name:  William E. Ford
                                                     Title:  A Managing Member

Accepted and Agreed:

Tickets.com, Inc.


By:  /s/ W. THOMAS GIMPLE
     --------------------------
     Name:  W. Thomas Gimple
     Title: President and Chief
            Executive Officer